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                                                                    EXHIBIT 99.1


                      ACUITY BRANDS NAMES EDWARD H. BASTIAN
              AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

ATLANTA -- (BUSINESS WIRE) -- April 27, 2005 -- Acuity Brands, Inc. (NYSE: AYI) announced today that Edward H. Bastian, age 47, will be joining the Company as Senior Vice President and Chief Financial Officer on June 1, 2005. Mr. Bastian has over twenty-five years of financial experience, most recently as Senior Vice President, Finance and Controller of Delta Air Lines, Inc. Mr. Bastian's responsibilities at Delta included internal and external financial reporting, financial planning and analysis, and Sarbanes-Oxley implementation and compliance. Mr. Bastian spearheaded the implementation of SAP financial systems at Delta, including process and organization redesign, and was instrumental in the company's cost reduction efforts following the events of September 11, 2001. Previously, Mr. Bastian served as Vice President of Finance and Controller of Frito-Lay International and as a partner with Price Waterhouse in its audit practice.

Karen J. Holcom, who has served as Interim Chief Financial Officer since the Company's promotion of Vernon J. Nagel to Chairman and Chief Executive Officer, will continue to serve as Vice President and Controller of Acuity Brands.

Vernon J. Nagel, Chairman and Chief Executive Officer of Acuity Brands, said, "We conducted an extensive search for the right person to serve as the Chief Financial Officer of Acuity Brands, and we are excited to add Ed Bastian to our senior management team. Ed has built a strong track record of success and achievement in his career. His financial and strategic management skills will be of tremendous value to Acuity Brands as we continue to implement programs to accomplish our goal of becoming a high performance organization for our customers, shareholders, and employees."

Mr. Bastian said, "I look forward to joining Acuity Brands. The Company is solidly positioned in its markets and is seeking to become even stronger, with customer and operational excellence its top priorities. I look forward to contributing to the Company's future success."

Acuity Brands, Inc., with fiscal year 2004 net sales of over $2.1 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world's leading providers of lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Zep Commercial(TM), Enforcer(R), and Selig(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.